Exhibit 99.3

RISK FACTORS RELATED TO THE CONVERTIBLE SENIOR NOTES OFFERING

The accounting method for convertible debt securities that may be required to be settled in cash, such as the notes we are offering, could have a material effect on our reported financial results.

Certain listing standards of The New York Stock Exchange limit the number of shares we may deliver upon conversion of the notes, unless we first obtain the approval of our stockholders. To comply with these listing standards, we may be required to partially settle in cash certain conversions of notes made in connection with a make-whole fundamental change or following our delivery of a redemption notice. See the Preliminary Offering Memorandum under the caption “Description of notes-Adjustment to shares of our common stock delivered upon conversion upon (i) a make-whole fundamental change or (ii) the delivery of a notice of redemption.”

We expect that, before we obtain the stockholder approval described in this offering memorandum, applicable accounting standards will require us to separately account for the conversion option associated with the notes as an embedded derivative. Under this treatment, the conversion option of the notes will be measured at its fair value and accounted for separately as a liability that is marked-to-market at the end of each reporting period. The initial value allocated to the conversion option will be treated as a debt discount that will be amortized into interest expense over the term of the notes. For each financial statement period after the issuance of the notes until we obtain the stockholder approval described in this offering memorandum, a gain (or loss) will be reported in our statement of operations to the extent the valuation of the conversion option changes from the previous period. This accounting treatment may subject our reported net income (loss) to significant non-cash volatility. In addition, as a result of the amortization of the debt discount, the interest expense associated with the notes will be greater than the coupon rate on the notes, which will result in lower reported net income or higher reported net loss. If we obtain the stockholder approval referred to above, then we expect that the conversion option will qualify for equity treatment at that time and will no longer be marked to market at the end of each reporting period. However, we may never obtain this stockholder approval.

We have not reached a final determination regarding the accounting treatment for the notes, and the description above is preliminary. Accordingly, we may account for the notes in manner that is significantly different than described above.